UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Maritrans Inc.
(Name of Registrant as Specified in Its Charter)

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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on October 19, 2006:
Q&A #3
For All Employees
Q-1. What immediate changes to employment policies and procedures should be expected?
A. There are no immediate changes, although some positions in the new organization may be announced in the coming weeks. Shoreside staff will notice OSG staff visiting the Tampa office, some shoreside Maritans employees will travel to New York for meetings, and integration teams will be formed to begin sharing appropriate information. No organizational, policy or procedural changes will take place until the transaction closes.
Q-2. What are the four markets referred to in previous correspondence regarding the Jones Act fleet?
A. OSG has four other strategic business units (SBUs) in addition to its U.S. Flag Jones Act fleet. The four markets OSG operates in are:
Crude Oil: OSG operates international flag VLCCs, Aframaxes and Panamax crude oil tankers in the international market. They trade primarily in the spot market.
Products: OSG’s Handysize product carrier fleet trades primarily in the Atlantic Basin. OSG significantly expanded its presence in the product tanker sector with the acquisition of Stelmar Shipping Ltd. in 2005.
Gas: OSG is in both the liquefied natural gas (LNG) and compressed natural gas (CNG) markets.
U.S. Flag Fleet: OSG’s fleet carries crude oil from the Alaskan North Slope to the U.S. West Coast (through ATC) and petroleum products in and around the East Coast, West Coast and the U.S. Gulf of Mexico.
Q-3. Was Steve Van Dyck involved in the facilitation or negotiation of the acquisition in any way? Will he be involved going forward?
A. No, Mr. Van Dyck was not involved in the acquisition and will not be involved going forward.
Q-4. What will happen to the Maritrans Board of Directors following the closing?
A. The Maritrans board of directors will be dissolved.
Q-5. Will OSG continue to operate the ALLEGIANCE and PERSEVERANCE?
A. While both single-hulled tankers are currently deployed on grain voyages, we and OSG will continue to evaluate these vessels’ viability in our service as we go forward.

Q-6. What is OSG’s policy on continuing education and training?
A. OSG offers training both for individuals and groups. OSG’s policy requires management approval on training requests and training must be job related. See question #17 for OSG’s tuition reimbursement policy.
For Seagoing Employees
Q-7. Is there any consideration to changing the current tug/barge 21 and 21 rotation?
A. No consideration is being given to changing the current tug/barge rotation.
Q-8. Will there be a new paint scheme on the tugs? If so, what will it be?
A. All vessels will fly the OSG flag, share the same OSG stack color and logo and will eventually have similar paint schemes.
Q-9. What will the stack logo look like?
A. The stack color will be all blue, with a white OSG logo in the middle.
Q-10. Will the tug engineers be transferred to MEBA District 1?
A. No, all ATB personnel will remain with AMO under their current contracts.
Q-11. What OSG benefits will the seagoing personnel be eligible for (i.e. profit sharing, matching 401K, etc)?
A. Seagoing personnel currently receive the benefits from either the AMO or SIU and no changes are planned.
Q-12. Does OSG supply uniforms? If so, what is the program and when are you required to wear them?
A. OSG supplies its crew with coveralls and hard hats.
Q-13. Will there be any changes in pay; particularly with respect to end-of-year vacation payments and value skills?
A. No changes in pay are anticipated at this time.
Q-14. I only work 6 months each year. Will I be able to work 9 or 10 months per year?
A. We currently offer extra work to those seeking it when the work is available. We do not see this policy changing.
For Shoreside Employees
Q-15. Will we be in a waiting period for medical benefits once we close?
A. No. When the deal closes, you will be automatically enrolled in medical benefits, with no break in coverage.
Q-16. What is the vacation policy for OSG, and will we have to go back to two weeks?

A. OSG’s vacation policy is based on years of service, the same as the Maritrans vacation policy. OSG is in the process of reviewing their vacation policy and this will be communicated with employees once it is finalized. All service time will be transferred and your vacation entitlement with OSG will be based on this service.
Q-17. What is OSG’s policy on tuition assistance?
A. OSG does offer tuition reimbursement. Their current policy is slightly different than Maritrans. Once the transaction is closed, any changes to the tuition program will be communicated.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Maritrans with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement when it becomes available.